SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2014

IDEAL POWER INC.

(Exact name of registrant as specified in Charter)

Delaware	001-36216	14-1999058
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

4120 Freidrich Lane, Suite 100,

Austin, Texas, 78744

(Address of Principal Executive Offices)

512-264-1542

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Entry into Executive Employment Agreements

On September 16, 2014, the Compensation Committee of the Board of Directors of Ideal Power Inc. (the “Company”) approved revised employment agreements for Paul Bundschuh, the Company’s President and Chief Marketing Officer, William C. Alexander, the Company’s Chief Technology Officer and Timothy W. Burns, the Company’s Chief Financial Officer (individually referred to as an “Executive” and collectively referred to as the “Executives”).

Pursuant to the employment agreements, Mr. Bundschuh will continue to be compensated at an annual rate of $200,000, Mr. Alexander will continue to be compensated at an annual rate of $223,267 and Mr. Burns will continue to be compensated at an annual rate of $200,000.

The Executives will continue to receive a cost of living adjustment on January 1st of each year beginning in January 2015, will continue to participate in any employee benefit plans the Company offers and will be entitled to four weeks of paid time off each year, all as set forth in their original employment agreements.

At least annually, each Executive and the Compensation Committee of the Board of Directors will meet to establish (i) performance standards and goals to be met by the Executive and (ii) cash bonus targets based on the performance standards and goals that are achieved. The standards and goals will support a target cash bonus of 50% of each Executive’s annual salary. The standards and goals and the bonus targets will be mutually agreed to by each Executive and the Company’s Chief Executive Officer, and approved by the Compensation Committee.

Our Board of Directors may terminate the services of the Executives for “cause,” as defined in the employment agreements, or upon 30 days written notice to the Executive. The employment agreements may also be terminated by an Executive’s death or disability, by the election of the Executive or due to a change in control, as defined in the employment agreements.

If an Executive is terminated as a result of death, disability or the Executive’s election, he will receive his accrued but unpaid salary and the value of unused paid time off through the effective date of his termination, his accrued but unpaid annual bonus, if any, and his business expenses incurred prior to the effective date of his termination (the “Termination Payment”). The Executive will be entitled to continue to participate in any employee benefit plan to the extent provided for in the plan or as may be required by law. If the Company terminates an Executive’s employment other than for cause, the Executive will receive the Termination Payment and severance consisting of six months annual salary. The Executive will also be entitled to continue to participate in any employee benefit plan for a period of six months following the termination of his employment. If an Executive is terminated as a result of a change in control, he will receive the Termination Payment and severance in an amount equal to one-half of his annual salary. In addition, any equity award that is scheduled to vest any time after the termination of the Executive’s employment will vest immediately upon the termination as a result of a change in control. A termination as a result of a change in control is defined as a termination that occurs during the period that begins when negotiations for the change in control begin and ends on the six month anniversary of the closing of the change in control transaction and the termination is not a termination for cause or a termination resulting from the Executive’s death, disability or election.

The employment agreements entered into with Mr. Bundschuh and Mr. Alexander on May 7, 2013 and the employment agreement entered into with Mr. Burns on December 10, 2013 were terminated.

Amendment to Employment Agreement with R. Daniel Brdar

Also on September 16, 2014, the Company and R. Daniel Brdar, its Chief Executive Officer, entered into an amendment (the “Amendment”) to Mr. Brdar’s employment agreement (the “Original Agreement”), which was entered into on January 8, 2014. Pursuant to the Amendment, at least annually, Mr. Brdar and the Compensation Committee of the Board of Directors will meet to establish performance standards and goals to be met by Mr. Brdar that will support a cash bonus of 75%, rather than 60%, of Mr. Brdar’s annual salary. Furthermore, Section 6 of the Original Agreement, which discussed certain options that Mr. Brdar would receive beginning with the 2015 calendar year and continuing through the 2018 calendar year for each year in which he met the standards and goals established by the Compensation Committee, has been deleted.

The above are brief descriptions of the employment agreements and the amendment to Mr. Brdar’s employment agreement and are qualified in their entirety by the full text of the employment agreements and the amendment, which are attached to this Current Report as exhibits.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Employment Agreement dated September 16, 2014 between the Company and William C. Alexander

Exhibit 10.2	Employment Agreement dated September 16, 2014 between the Company and Timothy W. Burns

Exhibit 10.3	Employment Agreement dated September 16, 2014 between the Company and Paul Bundschuh

Exhibit 10.4	Amendment No. 1 to Employment Agreement dated September 16, 2014 between the Company and R. Daniel Brdar

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2014

IDEAL POWER INC.

By:	/s/ Timothy W. Burns
Timothy W. Burns
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated September 16, 2014 between the Company and William C. Alexander

10.2	Employment Agreement dated September 16, 2014 between the Company and Timothy W. Burns

10.3	Employment Agreement dated September 16, 2014 between the Company and Paul Bundschuh

10.4	Amendment No. 1 to Employment Agreement dated September 16, 2014 Between the Company and R. Daniel Brdar